Exhibit 99.1

Ace Marketing adds Tom Arnost, former President of Univision Television Group to Board of Directors along with Sean Trepeta, former President of OPEX Communications.

NEW YORK, December 20, 2011 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (OTC.BB: AMKT) announced today that they added Tom Arnost and Sean Trepeta to the Board of Directors.

Mr. Thomas Arnost previously served as the Co-President of Univision Communications, Inc. Station Group, where he joined the company in 1994. He served as the Co-President of Univision Television Group, from 1997 to 2006, and prior to that as Executive Vice President of Univision ... Television Group from 1994 to 1996. In 2002, Mr. Arnost helped in successful launch of the Telefutura Station Group, which has since, significantly contributed to Univision's overall revenue growth and market value. During his tenure with Univision, total station group revenue grew from under $120 million in 1993 to approximately $700 million in 2006. Also during his tenure the company’s market value grew from roughly $500 million to over $14 billion.

Mr. Arnost stated, “Having spent my entire 35 year career in the media industry, I have never witnessed a greater opportunity than what is now just beginning to unfold in the mobile space. The unprecedented speed of proliferation and adoption of Smartphone technology among today's consumers is creating an instant and highly effective opportunity for advertisers to directly connect to those sought after consumers. Research has shown that mobile technology is actually changing consumer behavioral patterns. The Mobiquity Networks, Proximity Marketing model allows advertisers to reach active consumers while they are actually shopping and in the process of making purchase decisions in real time.”

As of June 2011, Mr. Trepeta joined the Company as President of Mobiquity Networks, a wholly-owned subsidiary of Ace. Previously, Mr. Trepeta served as President of Varsity Networks, a leading online portal dedicated to serving the sports market. While at Varsity Networks, Mr. Trepeta grew the network to include over 10,000 websites and was responsible for growing web traffic to include millions of monthly visitors and registered users across the country allowing for additional revenue streams through the placement of online advertising by major national brands. Prior to this, Mr. Trepeta was the President & Co-Founder of OPEX Communications, Inc., a leading telecommunication service provider. Mr. Trepeta’s daily responsibilities included sales and business development. Mr. Trepeta was able to grow the company to approximately $50 million in annual sales before selling OPEX in 2006.

Mr. Trepeta said, “The most exciting part of this opportunity is that Ace has created a new medium for advertising.  Having been in the industry for over 20 years and having been part of growing successful companies from the ground up, I love the idea of being first to market.  Ace’s Mobiquity Networks is the first of its kind and has the potential to be the next great success story with companies like Groupon and Facebook.   With the advancements of mobile technology and our ever growing dependency on smart phones, the ability to engage and interact with people on their “3rd screen” is exactly what consumers and advertisers are looking for.  Ace’s Mobiquity Networks is perfectly positioned to deliver.”

“Both Tom Arnost and Sean Trepeta are well-known industry veterans with years of experience and we are pleased to be able to bring their unique insights and proven track record to our board room,” said Ace CEO Dean Julia. “They each have a well-documented history of growing revenue and creating shareholder value. They will be a great asset to Ace and its shareholders.”

ABOUT ACE MARKETING & PROMOTIONS, INC. (OTC.BB: AMKT)

Established in 1998, Ace Marketing & Promotions, Inc. is a full-service integrated marketing solutions company that leverages technology. Ace offers a wide array of business solutions, which include: Branding and Branded Merchandise, Website Development (CMS), Direct Relationship Marketing and Mobile Marketing Solutions. Ace's wholly owned subsidiary, Mobiquity Networks is a leader in Proximity Marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered to mobile devices. Ace's Corporate Overview is available at www.acemarketing.net on the "About Us" tab. For a demo of Mobiquity Networks you can visit: http://www.mobiquitynetworks.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:

Ace Marketing & Promotions, Inc.

Thomas Wagner
800-385-5790 800-385-5790
718-233-2627 718-233-2627
E: twagner@legendsecuritiesinc.com